Exhibit 10.A.54-1

APPLE COMPUTER, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Agreement is made [DATE] (the “Date of Grant”), by and between Apple Computer, Inc. (“Apple”) and [NAME] (the “Grantee”).

Grantee and Apple agree as follows:

1.                                       Grant of Restricted Stock Units.  Apple hereby grants to Grantee as of the Date of Grant, an award of                               restricted stock units (the “Units”) pursuant to the terms and conditions contained herein and the terms and conditions of the 2003 Employee Stock Option Plan (“2003 Plan”).

2.                                       Vesting of the Units.

(a)                                  Release Date.                    % of the Units shall vest on [DATE] and                        % of the Units shall vest on [DATE] (the “Release Dates”) provided that Grantee has remained continuously employed by Apple, or any parent or subsidiary of Apple, until each such Release Date.

(b)                                 Termination of Employment.  In the event that Grantee’s employment with Apple, or any parent or subsidiary of Apple, terminates prior to a Release Date for any reason, including termination voluntarily by Grantee or by Apple with or without cause, any unvested Units shall be immediately forfeited.

3.                                       Restriction on Transfer.  Grantee shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Units or the consideration to be received upon payout of vested Units prior to the applicable payout date.

4.                                       Payout of Units.

(a)                                  Status as a Creditor.  Unless and until Units have vested in accordance with the schedule set forth in Section 2 above, Grantee shall have no right to a payout with respect to any Units.  Prior to payout of any vested Units, the vested Units will represent an unsecured obligation of Apple, payable (if at all) only from the general assets of Apple.  Grantee is an unsecured creditor of Apple, and payouts are subject to the claims of Apple’s creditors.

(b)                                 Form and Timing of Payout.  Vested Units shall be paid out in the form of shares of Apple common stock (“Shares”) as soon as practicable following each Release Date.

5.                                       Tax Consequences.  Grantee understands that [he or she] (and not Apple) shall be responsible for [his or her] own tax liability that may arise as a result of the transactions contemplated by this Agreement.  Grantee understands that [he or she] will recognize ordinary income in an amount equal to the fair market value of the Shares received as of each payout date for such Shares, and Grantee is obligated to pay applicable income tax withholding on the amount of ordinary income recognized upon receipt of such Shares.  Grantee shall pay such income tax withholding amounts to Apple within 24 hours of the payout date for such Shares. In addition, Grantee understands that Apple will be required to withhold applicable employment taxes on each Release Date from compensation due Grantee. To the extent that the compensation due Grantee is insufficient to cover the applicable employment taxes on each Release Date, Grantee agrees to pay to Apple within 24 hours of such Release Date, the amount due for employment taxes.

[Note: For grants permitting net share settlement: Grantee may satisfy such tax withholding obligations, in whole or in part by: (a) paying cash, or (b) electing to have Apple withhold otherwise deliverable Shares having a fair market value equal to the minimum amount required to be withheld.  Unless Grantee notifies Apple otherwise within a reasonable time prior to the applicable payout date, Grantee will be deemed to have elected to satisfy the withholding obligations through Apple retaining otherwise deliverable Shares as provided in clause (b).]

6.                                       General Provisions.

(a)                                  This Agreement and the 2003 Employee Stock Option Plan represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral.  In the event of a conflict between this Agreement and the 2003 Plan, the provisions of the 2003 Plan will govern.  The Administrator has the power to interpret the 2003 Plan and this Agreement.  All interpretations and determinations made by the Administrator will be binding upon Grantee, Apple, and all other interested parties.

(b)                                 This Agreement shall be governed by the laws of the State of California without reference to its conflicts of law principles.

(c)                                  No waiver, alteration or modification of any of the provisions of this Agreement shall be binding, unless in writing and signed by duly authorized representatives of the parties hereto. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns.

(d)                                 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date set forth above.

APPLE COMPUTER, INC.

By:

Its:	[Grantee’s Name]